UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2004

CYPRESS COMMUNICATIONS HOLDING CO., INC.
(Exact name of registrant as specified in charter)

Delaware (State of incorporation)	000-30401 (Commission File Number)	36-4166222 (IRS Employer Identification No.)

15 Piedmont Center, Suite 100
Atlanta, Georgia 30305
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (404) 869-2500

(Former name or former address, if changed since last report)

Item  5.    Other Events and Regulation FD Disclosure

     On July 12, 2004, Cypress Communications Holding Co., Inc. (the “Company”), through Cypress Communications, Inc. and Cypress Communications Operating Company, Inc., its wholly owned subsidiaries, modified the Amended and Restated Loan and Security Agreement, dated March 17, 2004 (the “Agreement”) with Silicon Valley Bank in order to provide for more favorable lending terms which reflect the Company’s recent financial performance and to extend the term of the Agreement.

     As modified as of July 12, 2004, the Agreement provides the Company with a revolving loan credit limit of up to the lesser of $10 million and eight-five percent (85%) of the Company’s accounts and general intangibles. The Agreement also provides the Company with a $1 million sublimit for letters of credit and equipment term loans and a $100,000 cash management sublimit. Interest accrues on a revolving loan at a rate equal to the greater of (a) the prime rate plus two percent (2%) and (b) six percent (6%). Interest accrues on an equipment loan at a rate equal to the greater of (x) the prime rate plus three percent (3%) and (y) seven percent (7%). The loans made pursuant to the Agreement are secured by certain of the Company’s property and assets.

     Pursuant to the terms of the Agreement, the Company is bound by certain affirmative and restrictive covenants, including an obligation to maintain a minimum tangible net worth and a certain debt service coverage ratio.

     The Agreement will remain in effect until the earlier of July 10, 2005 or the maturity of the Company’s bridge loan or convertible notes.

     The foregoing is a summary description of certain material terms of the Agreement and is qualified in it is entirety by Exhibits 10.1 and 10.2 hereto.

Item  7.    Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Loan and Security Agreement by and among Cypress Communications, Inc., Cypress Communications Operating Company, Inc. and Silicon Valley Bank, dated March 17, 2004.

10.2	Loan Modification Agreement by and among Cypress Communications, Inc., Cypress Communications Operating Company, Inc. and Silicon Valley Bank, dated July 12, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS COMMUNICATIONS HOLDING CO., INC. (Registrant)
By:	/s/ Neal L. Miller
	Name:	Neal L. Miller
	Title:	Chief Financial Officer

Date: July 19, 2004

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Loan and Security Agreement by and among Cypress Communications, Inc., Cypress Communications Operating Company, Inc. and Silicon Valley Bank, dated March 17, 2004.

10.2	Loan Modification Agreement by and among Cypress Communications, Inc., Cypress Communications Operating Company, Inc. and Silicon Valley Bank, dated July 12, 2004.